As filed with the Securities and Exchange Commission on April 27, 2017

Registration No. 333-206399
Registration No. 333-179207

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-206399

FORM S-8 REGISTRATION STATEMENT NO. 333-179207

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bonanza Creek Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	61-1630631
(I.R.S. Employer Identification Number)

410 17th Street, Suite 1400 Denver, Colorado (Address of principal executive offices)	80202
(Zip Code)

Bonanza Creek Energy, Inc. Amended and Restated 2011 Long-Term Incentive Plan
Plan (Full title of plan)

Richard J. Carty President and Chief Executive Officer Bonanza Creek Energy, Inc. 410 17th Street, Suite 1400 Denver, Colorado 80202 (720) 440-6100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Richard D. Truesdell, Jr., Esq.
Byron B. Rooney, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Bonanza Creek Energy, Inc. a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to each of the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) to deregister certain shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), and remaining unissued and other obligations and interests, originally registered under the Registration Statements filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (Registration File No. 333-206399), pertaining to the registration of an additional 2,250,000 shares of Common Stock under the Registrant’s Amended and Restated 2011 Long-Term Incentive Plan (the “2011 LTIP”), which was filed with the Commission on August 14, 2015; and

•	Registration Statement on Form S-8 (Registration File No. 333-179207), pertaining to the registration of 2,500,000 shares of Common Stock under the 2011 LTIP, which was filed with the Commission on January 27, 2012.

On December 23, 2016, the Registrant entered into a Restructuring Support and Lock-Up Agreement (the “RSA”), and on January 4, 2017, in accordance with the terms of the RSA, the Registrant and all of its subsidiaries filed voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Court”) to pursue the Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended, the “Prepackaged Plan”). On April 7, 2017, the Court entered an order confirming the amended Prepackaged Plan, which order was stayed until April 24, 2017. The Registrant expects to emerge from Chapter 11 on or about April 28, 2017.

As a result of the Prepackaged Plan, there will be no future offers or sales under the Registration Statements and, pursuant to the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any remaining shares of Common Stock and any and all securities that were registered for issuance pursuant to the Registration Statements and that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock and all of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 27, 2017.

BONANZA CREEK ENERGY, INC.

By:	/s/ RICHARD J. CARTY
Name: Richard J. Carty
Title: President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Date:	April 27, 2017	By:	/s/ RICHARD J. CARTY
Name: Richard J. Carty
Title: President, Chief Executive Officer and Director (principal executive officer)

Date:	April 27, 2017	By:	/s/ SCOTT FENOGLIO
Name: Scott Fenoglio
Title: Senior Vice President, Finance and Planning (principal financial officer)

Date:	April 27, 2017	By:	/s/ WADE E. JAQUES
Name: Wade E. Jaques
Title: Vice President, Chief Accounting Officer (principal accounting officer)

Date:	April 27, 2017	By:	/s/ JAMES A. WATT
Name: James A. Watt
Title: Chairman of the Board

Date:	April 27, 2017	By:	/s/ KEVIN A. NEVEU
Name: Kevin A. Neveu
Title: Director

Date:	April 27, 2017	By:	/s/ GREGORY P. RAIH
Name: Gregory P. Raih
Title: Director

Date:	April 27, 2017	By:	/s/ JEFF E. WOJAHN
Name: Jeff E. Wojahn
Title: Director